UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 9, 2010

CHENIERE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 9, 2010, Cheniere Common Units Holding, LLC (“CCUH”), a Delaware limited liability company and a wholly owned subsidiary of Cheniere Energy, Inc., a Delaware corporation (the “Company”), entered into an Eighth Amendment to Credit Agreement and Second Amendment to Investors’ Agreement (the “Eighth Amendment”), which amends the Credit Agreement dated August 15, 2008 (as amended, the “Credit Agreement”) among CCUH, The Bank of New York Mellon, as administrative agent and collateral agent, certain affiliates of CCUH, and the lenders from time to time party thereto (the “Lenders”) and the Investor’s Agreement dated August 15, 2008 (as amended, the “Investors’ Agreement”) among the Company, CCUH and the Lenders.  For a description of the Credit Agreement, the Investors’ Agreement and related documents, please see the Current Report on Form 8-K (and the exhibits thereto) filed by the Company on August 18, 2008.

Conditions to Effectiveness.  The Eighth Amendment will become effective on the date (the “Effective Date”) when all necessary consents have been received, all of the representations and warranties contained therein are true and correct, all Lender expense reimbursements have been paid, and 10,125,000 million shares of Company common stock, $.003 par value per share (the “Shares”), have been approved for listing and issued to a group of Lenders (the “Non-Convertible Lenders”).

Issuance of Company Common Stock; Registration Rights.  On the Effective Date, the Company will issue the Shares to the Non-Convertible Lenders.  One-fourth of the Shares will be available for sale or transfer by the Non-Convertible Lenders upon issuance thereof, one-fourth of the Shares will be available for sale or transfer by the Non-Convertible Lenders at any time following 90 days from the Effective Date, one-fourth of the Shares will be available for sale or transfer by the Non-Convertible Lenders at any time following 180 days from the Effective Date, and the remaining Shares will be available for sale or transfer by the Non-Convertible Lenders at any time following 270 days from the Effective Date; provided that notwithstanding the foregoing, transfers to or among Non-Convertible Lenders or affiliates of Non-Convertible Lenders will not be restricted or prohibited so long as such transferee will be bound by the foregoing transfer restrictions.

The Company will register the Shares with the Securities and Exchange Commission pursuant to a shelf registration statement which will be filed with the Securities and Exchange Commission and kept effective until the earlier of (x) the sale by the Non-Convertible Lenders of all of the Shares and (y) the date that all of the Non-Convertible Lenders no longer need the registration statement to publicly offer and sell any Shares.

In the event the Company fails to file a registration statement on or prior to January 31, 2011, the registration statement is not declared or deemed effective on or prior to March 31, 2011 or the registration statement does not continue to remain effective thereafter, the Company will pay to the Non-Convertible Lenders on the next applicable interest payment date an amount equivalent to 2% per annum on the loans outstanding under the Credit Agreement (the “Loans”) for each day that filing or effectiveness is late or does not continue to remain effective.

Termination of the Conversion Feature.  On the Effective Date, all provisions in the Credit Agreement allowing the Non-Convertible Lenders to exchange their portion of the Loans for the Company’s Series B Preferred Stock, $.0001 par value per share (the “Series B Preferred Stock”), will be eliminated.  The original exchange provisions will remain effective for all Lenders which are not Non-Convertible Lenders (the “Convertible Lenders”).

Termination of the Put Option.  On the Effective Date, the “put” option allowing the Lenders to require repayment of the Loans on the third, fifth and seventh anniversary of the Credit Agreement will be eliminated.

Termination of Early Repayment Restrictions.  On the Effective Date, all restrictions on the early repayment of the Non-Convertible Lenders’ Loans will be eliminated.

Sale of Units.  For six months following the Effective Date, CCUH may, pursuant to one or more transactions, sell all or any portion of the common units of Cheniere Energy Partners, L.P. (“CQP”) held by CCUH (the “CQP Units”) at a price to be agreed by the Lenders holding a majority of the outstanding Loans by means of (i) an underwritten public offering with one or more underwriters, (ii) an at-the-market program with one or more sales agents or (iii) a registered direct offering with one or more placement agents, so long as the consideration received for such sales consists solely of cash and so long as the net proceeds of such sales are used to repay the Loans held by the Non-Convertible Lenders and to make an offer to repay the Loans held by the Convertible Lenders as described below.

Sale of Additional Assets.  In addition to the sale of CQP Units described above, the Company and the other subsidiaries of the Company party to the Credit Agreement may sell any of their assets, including assets held as collateral for the Loans, if an amount equal to the net cash proceeds from such sale would, upon the closing of such sale, be sufficient to repay in cash the entire outstanding balance of the Loans and all accrued interest thereon.

Offer to prepay the Convertible Lenders.  At any time that any CQP Units are sold or additional assets are sold as described above, CCUH will make an offer to prepay the Loans held by the Convertible Lenders at par with the net proceeds from such sale in an amount equal to the Convertible Lenders’ pro rata share of such net proceeds based upon their share of the outstanding Loans at the time, which offer may be rejected in whole or in part by the Convertible Lenders.

Any such net proceeds rejected by the Convertible Lenders will be utilized to prepay the Loans of the Non-Convertible Lenders at par plus accrued and unpaid interest in an amount equal to the Non-Convertible Lenders’ pro rata share of such net proceeds based upon their share of the outstanding Loans at the time.

Appointment of Directors.  On the Effective Date, all provisions in the Investors’ Agreement or the Credit Agreement allowing the Lenders to nominate or designate members of the board of directors of CEI or the general partner of CQP will be deleted.

Cross Default with Other Indebtedness.  On the Effective Date, the Credit Agreement will be amended to provide for a cross default to any default in the payment of interest or principal under (i) the Credit Agreement dated May 31, 2007 among Cheniere Subsidiary Holdings, LLC, a subsidiary of the Company, the lenders party thereto and The Bank of New York, as administrative agent (the “CSH Credit Agreement”), (ii) the Indenture dated July 27, 2005 between the Company, as issuer, and The Bank of New York, as trustee (the “CEI Indenture”) and (iii) the Indenture dated November 6, 2006 among Sabine Pass LNG, L.P., a subsidiary of the Company, the related guarantors and The Bank of New York, as trustee (the “Sabine Indenture”), or any refinancing of any thereof in whole or in part.

Prepayment of Other Indebtedness when Loan Balance is Less than $75MM.  As soon as the aggregate principal amount of the Loans held by the Non-Convertible Lenders is less than or equal to $75 million, CCUH, the Company and their affiliates will be permitted to repay or purchase all or any part of the notes issued under the CSH Credit Agreement or the CEI Indenture (including prepayments using cash, or exchanging all or part of such notes for Company common stock).

Collateral and Covenant Release when Non-Convertible Lenders’ Loan Balance is equal to zero.  As soon as the aggregate amount of the Loans held by the Non-Convertible Lenders is equal to zero ($0), all collateral securing the remaining Loans will be released in its entirety and each of the covenants in Article V and Article VI of the Credit Agreement will be eliminated except for Section 5.01 (Existence; Businesses and Properties), Section 5.03 (Financial Statements, Reports, etc.), Section 5.04 (Litigation and Other Notices) and Section 5.06 (Maintaining Records; Access to Properties and Inspections).

Removal of Voting Rights of Series B Preferred Stock.  On the Effective Date, the Certificate of Designations of the Series B Preferred Stock will be amended and restated to remove all voting rights of the holders of the Series B Preferred Stock, to remove the right of the holders of the Series B Preferred Stock to appoint directors, to provide for the redemption of the Series B Preferred Stock by either the Company or the holders on August 15, 2018, and to permit conversion if approved by the stockholders as described below.

Solicitation of Stockholder Approval to Convert Convertible Loans into Common Stock at $5.  The Company will submit a proposal to its common stockholders that would permit the Convertible Lenders to exchange the exchangeable portion of the Convertible Loans into Company common stock at an exchange rate of one share of Company common stock per $5 principal amount of the exchangeable portion of the Loans.  The Company will submit such proposal no later than its next annual stockholders meeting unless CCUH receives confirmation from the NYSE Amex Equities that such approval is not required in connection with such exchange.

Representations and Warranties.  The Eighth Amendment will contain customary representations from CCUH and its affiliates party to the Credit Agreement regarding the absence of defaults, enforceability, due authorization, no conflicts and the incorporation of representations and warranties from the Credit Agreement.

The description of the Eighth Amendment set forth above is not complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

ITEM 2.03                      CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 2.03 by this reference.

ITEM 3.02                      UNREGISTERED SALES OF EQUITY SECURITIES.

To the extent applicable, the contents of Item 1.01 above are incorporated into this Item 3.02 by this reference.

ITEM 5.02                      DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On December 9, 2010, Mr. D. Dwight Scott and Mr. Jason G. New resigned from the Board of Directors of the Company (the “Board”) effective on such date.  Each of Messrs. Scott and New had been designated by the Lenders to serve on the Board pursuant to the terms of the Credit Agreement and Investors’ Agreement.

ITEM 8.01       OTHER EVENTS.

On December 10, 2010, the Company issued a press release regarding the Company’s entry into the Eighth Amendment, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01                      FINANCIAL STATEMENTS AND EXHIBITS.

d) Exhibits

Exhibit
Number                                Description

10.1*
Eighth Amendment to Credit Agreement and Second Amendment to Investors’ Agreement dated December 9, 2010, by and among Cheniere Common Units Holding, LLC, the other Loan Parties (as defined therein), The Bank of New York Mellon, as administrative agent and collateral agent, and the Lenders (as defined therein).

99.1*	Press Release dated December 10, 2010.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cheniere Energy, Inc.

Date: December 10, 2010	By:	/s/ Meg A. Gentle
Meg A. Gentle
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number                                Description

10.1*
Eighth Amendment to Credit Agreement and Second Amendment to Investors’ Agreement dated December 9, 2010, by and among Cheniere Common Units Holding, LLC, the other Loan Parties (as defined therein), The Bank of New York Mellon, as administrative agent and collateral agent, and the Lenders (as defined therein).

99.1*	Press Release dated December 10, 2010.

* Filed herewith.